Exhibit 31.2

SECTION 302 CERTIFICATION

I, John M. Lowber, certify that:1

1.	I have reviewed this annual report on Form 10-K of General Communication, Inc. for the period ended December 31, 2009; and

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

Date: May 25, 2010	/s/ John M. Lowber
John M. Lowber
Senior Vice President, Chief Financial Officer, Secretary and Treasurer

1Paragraph 3 is omitted since no financial statements are included in the amended filing.  Paragraphs 4 and 5 are omitted since the amendment does not contain an amendment to the Regulation S-K Item 307 and 308 disclosures regarding the evaluation of disclosure controls and procedures and internal controls over financial reporting.